Exhibit 10.2

Tengion, Inc. 3929 Westpoint Blvd., Suite G Winston-Salem, NC 27103

December 4, 2014	tel: (336) 722-5855 fax: (336) 722-2436

John L. Miclot
c/o Tengion Inc.
3929 Westpoint Blvd, Suite G
Winston-Salem, NC 27103

Subject:    Amendment to Amended Employment Agreement dated January 20, 2012, as  amended December 5, 2013

Dear John:

This letter agreement (the “Amendment”) amends the Amended Employment Agreement between you and Tengion, Inc. (the “Company”), dated January 20, 2012, as amended December 5, 2013 (the “Employment Agreement”).  All capitalized terms used in this Amendment shall have the meanings ascribed to them in the Employment Agreement unless otherwise expressly provided herein.

In consideration of the mutual promises, terms, provisions and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company hereby agree as follows:

1.	Section 3(d) of the Employment Agreement shall be deleted in its entirety and replaced with the following new Section 3(d):

“The Company may terminate the Executive’s employment at any time without Cause, effective immediately.  In the event the Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), and the Executive executes a general release of all claims against the Company and its affiliates in the form provided by the Company and such release becomes effective and irrevocable by the deadline specified therein (and in all events within thirty (30) days following the date of such termination), the Company shall pay the Executive, within thirty (30) days following the date of such termination and in addition to the Accrued Obligations, a lump-sum cash payment in an amount equal to three (3) months of the Executive’s Base Salary at the rate in effect immediately prior to the date of such termination.”

2.	Section 5(b) of the Employment Agreement shall be deleted in its entirety and replaced with the following new Section 5(b):

“Non-Competition/Non-Solicitation.  The Executive acknowledges that during his employment with the Company he will become familiar with trade secrets and other Confidential Information concerning the Company, its subsidiaries and their respective predecessors, and that the Executive’s services will be of special, unique and extraordinary value to the Company.  Accordingly, the Executive agrees that at any time during his employment, the Executive will not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business, that has or seeks to develop products or programs that are directly competitive with any products or programs then offered or under development by the Company (a “Competing Business”).  Nor will Executive during his employment solicit on behalf of a Competing Business the services of an individual who was an employee of the Company at any time during the preceding twelve (12) months, except any such individual whose employment has been terminated by the Company.”

This Amendment may only be amended by a writing signed by you and a duly authorized representative of the Company.  Except as expressly modified herein, the Employment Agreement, and all of its terms and provisions, shall remain in full force and effect.  This Amendment embodies the entire agreement between the parties with respect to amending your Employment Agreement and supersedes all prior communications, agreements and understandings, whether written or oral, with respect to the same.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.  This Amendment will be governed by and construed in accordance with the laws of the State of North Carolina, without regard to any conflict of law principles that would result in the application of the laws of any other jurisdiction.

If the foregoing is acceptable to you, please sign this Amendment in the space provided and return it to me.  At the time you sign and return it, this Amendment will take effect as a binding agreement between you and the Company on the basis set forth above.  The enclosed copy is for your records.

Very truly yours,

TENGION, INC.

By: /s/ A. Brian Davis

Name: A. Brian Davis

Title: Chief Financial Officer and Senior Vice President, Finance

Accepted and Agreed:

/s/ John L. Miclot
John L. Miclot

Date: December 4, 2014